Exhibit 107

Calculation of Filing Fee Tables

424H

(Form Type)

Ford Credit Auto Receivables Two LLC

(Exact Name of Registrant as Specified in its Charter)

Ford Credit Auto Owner Trust 2025-A

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Asset- Backed Securities	Class A-1 Asset-Backed Notes, Series FCAOT 2025-A	457(s)	$315,000,000	100%	$315,000,000	0.00015310	$48,226.50
	Asset- Backed Securities	Class A-2 Asset-Backed Notes, Series FCAOT 2025-A	457(s)	$576,000,000	100%	$576,000,000	0.00015310	$88,185.60
	Asset- Backed Securities	Class A-3 Asset-Backed Notes, Series FCAOT 2025-A	457(s)	$513,600,000	100%	$513,600,000	0.00015310	$78,632.16
	Asset- Backed Securities	Class A-4 Asset-Backed Notes, Series FCAOT 2025-A	457(s)	$95,400,000	100%	$95,400,000	0.00015310	$14,605.74
	Asset- Backed Securities	Class B Asset-Backed Notes, Series FCAOT 2025-A	457(s)	$47,370,000	100%	$47,370,000	0.00015310	$7,252.35
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

	Total Offering Amount					$1,547,370,000		$236,902.35
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due							$236,902.35

(1) Estimated solely for the purposes of calculation registration fee.

(2) Pursuant to rule 456(c) and 457(s) of the General Rules and Regulations of the Securities Act of 1933, as amended, the registration fee related to the asset-backed notes offered hereby is paid herewith.